Exhibit 99.2

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

May 1, 2017

Dr. Daniel Weiner joins Simulations Plus Board of Directors

World-renowned scientist, FDA consultant, and experienced manager to reinforce SLP board

LANCASTER, CA, May 1, 2017 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that Dr. Daniel Weiner, an expert on pharmacokinetic modeling and pharmacodynamics, has become a member of its Board of Directors effective today, filling the vacancy created when Dr. David D’Argenio retired from the board last year.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “We’re excited to announce that Dr. Daniel Weiner has become a member of the Simulations Plus Board of Directors effective today. Dr. Weiner brings decades of directly relevant experience in pharmaceutical software development and is world renown for his work in pharmacokinetics and pharmacodynamics.”

Dr. Weiner has extensive drug development experience and has served as an expert consultant to the U.S. Food and Drug Administration (FDA) on pharmacokinetic modeling and bioequivalence assessment. Prior to his previous tenure with Certara/Pharsight as a Senior Vice President and Chief Science Officer, Dr. Weiner held several management positions with Merrell Dow Pharmaceuticals; Statistical Consultants, Inc.; Syntex Development Research; Quintiles; and IVAX Research. Dr. Weiner graduated from the University of Kentucky with a doctoral degree in Mathematical Statistics, with emphasis on compartmental modeling. He is the original designer/author of the WinNonlin family of PK/PD Modeling Software now used by over 1,000 institutions. He is the co-author of Pharmacokinetic and Pharmacodynamic Data Analysis: Concepts and Applications, now in its fifth edition. Dr. Weiner is an Adjunct Associate Professor with the Division of Pharmacotherapy and Experimental Therapeutics in the School of Pharmacy, University of North Carolina, and an Affiliate Professor of Pharmacometrics, Center for Translational Medicine in the School of Pharmacy at the University of Maryland.

Regarding his new appointment, Dr. Weiner stated, “Simulations Plus is a leader in the development of software products and providing consulting services that utilize quantitative systems pharmacology (QSP) to support model-based drug development (MBDD), concepts for which I am a passionate advocate. I have been very impressed with the quality of the science and scientists at Simulations Plus, and the solid corporation that Walt and his team have built. I am both honored and pleased to accept a position on the Board of Directors, and look forward to assisting the company in its endeavors.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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